PetIQ, Inc. Reports Record First Quarter 2020 Financial Results

First Quarter 2020 Net Sales Increased 26% Year-Over-Year to $186.8 Million

Provides Business Update on COVID-19

EAGLE, Idaho – May 7, 2020 – PetIQ, Inc. (“PetIQ” or the “Company”) (Nasdaq: PETQ), a leading pet medication and wellness company, today reported financial results for the first quarter ended March 31, 2020.

“The world changed in March 2020 when the global COVID-19 pandemic took over our lives.  While our immediate priority is focusing on the safety of our employees, partners, pet parents, and their pets, our mission of providing convenient access to affordable pet health care has never been more important.  Our consistent customer execution demonstrates how strategic PetIQ is to the broader pet healthcare market,” commented Cord Christensen, PetIQ’s Chairman and Chief Executive Officer.

Christensen continued, “In early March as the pandemic accelerated, we experienced a steep decline in traffic and started closing wellness centers and clinics on March 14, 2020.  We then made the strategic decision to temporarily close all of our clinics on March 20, 2020 to ensure the safety of our team and do our part to slow the spread of COVID-19 in the communities we serve.  Despite these temporary closures, our diversified business model has shielded us from more severe financial impacts, and enabled us to deliver a record first quarter.  In fact, our products segment realized a significant acceleration in year-over-year growth during March, which has further accelerated in the second quarter.  During this time of uncertainty, PetIQ continues to provide reliable access to over 1,700 pet health care items across all sales channels including both brick-and-mortar and online.   We look forward to beginning to re-open our clinics at the end of this week in certain markets for pet parents to have the convenient and affordable access to pet medications and services.”

First Quarter 2020 Highlights Compared to Prior Year Period

•	Record first quarter net sales of $186.8 million, an increase of 25.8%
•	Net loss of $2.6 million, compared to net income of $2.3 million, included $2.8 million of incremental interest expense, and $2.4 million of additional net non-same store loss contribution
•	Adjusted net income of $4.6 million compared to adjusted net income of $6.0 million
•	Adjusted EBITDA of $14.5 million, an increase of 33.1%
•

Cash and cash equivalents of $28.1 million with total liquidity of $53.8 million, plus another $15 million of availability if the Company exercises the accordion feature of its revolving credit facility

•	27 veterinary wellness centers were scheduled to open in first quarter; all openings were postponed due to COVID-19
•	Announced definitive agreement to acquire Capstar® in January 2020

COVID-19 Summary

•	Product business fully operational with manufacturing and distribution capabilities that are meeting peak seasonal needs and uptick in demand from channel shift.
•	Service locations have been temporarily closed nationally since March 20; the reopening of certain wellness centers will start Friday, May 8, 2020 with the balance of the wellness centers and clinics to open in accordance with guidance from retail partners as well as local and state governments.
•

The significant variable costs within the service organization has minimized the impact from the closures.  The Company continues to pay its W-2 employees two-thirds of their normal wage until re-opening.  The Company is not currently incurring any expense related to its 1099 veterinarians and percentage rent paid to host retail partners, which are the main contributors to the services segment variable expense structure.

•	Reduced capital expenditures; new wellness center buildouts have ceased until visibility on the operating environment improves.
•	Ample liquidity to meet working capital needs.

First Quarter 2020 Financial Results

Net sales increased 25.8% to $186.8 million for the first quarter of 2020, compared to $148.4 million for the same period in the prior year. Product segment sales were $166.3 million and Services segment revenues were $20.5 million in the first quarter of 2020. The increase in consolidated net sales primarily reflects growth in existing retail partners and sales contribution from the recent Perrigo Animal Health acquisition, with an emphasis on the Company’s prescription drug program with e-commerce partners due to the stay-at-home orders that have changed consumer shopping habits. The temporary suspension of the Company’s service operations effective on March 20, 2020 partially offset this growth.

Gross profit was $32.2 million, an increase of 30.0% compared to $24.7 million in the prior year period. Gross margin for the quarter was 17.2% and was negatively impacted by the reduction in service revenue in March due to the COVID-19 pandemic. Adjusted gross profit was $35.6 million and adjusted gross margin was 19.3% for the first quarter 2020.  The GAAP gross margin to adjusted gross margin difference of 210 basis points is a result of the exclusion of Services segment non-same-store contribution.

Net loss was $2.6 million, compared to net income of $2.3 million.  The change includes $2.8 million of incremental interest expense, relating to the financing of the Perrigo Animal Health acquisition that closed in July 2019, $1.9 million net change in non-recurring expenses, comprised of $0.5 million integration costs, $0.7 million of clinic launch expenses, and a $0.7 million fair value adjustment to a contingent note in the first quarter of 2019. Net income also included $4.2 million of net non-same store loss contribution.

Adjusted net income was $4.6 million for the first quarter of 2020 compared to $6.0 million of adjusted net income in the prior year period.

First quarter adjusted EBITDA increased 33.0% to $14.5 million compared to $10.9 million for the same period in the prior year.  Adjusted EBITDA margin increased 40 basis points to 7.7% compared to 7.3% in the prior year period.

Adjusted gross profit, adjusted net income and adjusted EBITDA are non-GAAP financial measures.  The Company believes these non-GAAP financial measures provide investors with additional insight into the way management views reportable segment operations in light of changes in the Company’s operations, including the increase of manufacturing operations as a result of the Perrigo Animal Health Acquisition in the Products segment and the growth of the Company’s wellness centers, host partners, and regions within the Services segment.  See “Non-GAAP Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation to the most comparable GAAP measure.

Segment Results

Products:

For the first quarter of 2020, Product segment net sales increased 31.9% to $166.3 million. Product adjusted EBITDA increased 79.1% to $24.3 million.  This compares to Product segment sales and adjusted EBITDA of $126.1 million and $13.6 million, respectively, for the first quarter of 2019.

The Company immediately implemented its pandemic response protocols across the organization and as a result has minimized any plant shut-downs.  In fact, all manufacturing and distribution facilities are fully operational and have maintained production and fill rates in excess of 99% since the onset of COVID-19.  The Company has paid incentives to its manufacturing and distribution work force and designed and implemented safety and cleaning protocols in all facilities to minimize exposure and protect team members.

Services:

For the first quarter of 2020, Services segment net revenues decreased 8.3% to $20.5 million compared to $22.4 million in the same period last year.  Services adjusted EBITDA of $2.0 million compares to $5.3 million in the first quarter of 2019.  As a result of the COVID-19 related customer traffic slowdown and temporary closure of service operations effective March 20, 2020 revenues declined for the quarter.

Services same store revenue decreased 12.6% in the first quarter ended March 31, 2020.  Non-same store revenue increased 50.5% to $2.3 million for the three months ended March 31, 2020. Non-same store growth is a result of opening additional wellness centers, as well as clinics opened in the prior year maturing, before moving into the same-store sales base.  Wellness centers, host partners and regional offices with less than six trailing quarters of operating results are excluded from the same store sales base.

Prior to COVID-19, the Company was experiencing double-digit growth in pet counts and average ticket at all wellness centers and clinics.  The estimated first quarter Services segment impact from COVID-19 was in excess of $5.0 million of revenue, in excess of 1,200 basis points of segment gross margin, and approximately $3.2 million to consolidated adjusted EBITDA.  The Company anticipates that the immediate impact to its cost structure was more significant in March following the closure of the service operations than it will be in in the second quarter due to the reduction in variable costs following the closures.  The variable costs associated with the clinic operations are approximately 80% of the segment’s cost structure, and those variable expenses were significantly reduced and will be in effect until operations restart.  This dynamic is minimizing the financial burden near-term, while ensuring that the services operations are ready to emerge stronger upon re-opening.  During the temporary closure, the organization remains in touch with its more than one million pet parent customers and is utilizing its resources to expedite the launch of a very meaningful telemedicine platform to meet their needs during this disruption and as an on-going offering moving forward.

The Company was on track to grand open 27 veterinary wellness centers in the first quarter of 2020.  However, those wellness center openings are now postponed due to the COVID-19 outbreak and subsequent decision to suspend service operations. In support of its veterinarian wellness center expansion, the Company operated 37 regional offices as of March 31, 2020.

Balance Sheet

As of March 31, 2020, the Company had cash and cash equivalents of $28.1 million. As previously announced, the Company proactively utilized its Revolving Credit Facility as a precautionary measure to provide financial flexibility given seasonal working capital needs and the growing uncertainty in the marketplace as a result of COVID-19.  The Company’s long-term debt balance, which is largely comprised of its revolving credit facility and term loan, was $325.4 million as of March 31, 2020.  The Company had total liquidity of approximately $53.8 million, and an additional $15 million available via an accordion feature of the credit agreement for a total of $68.8 million.

From a working capital perspective, accounts receivable increased $60.2 million and inventory increased $39.1 million compared to December 31, 2019, which reflects the seasonal peak in inventory and higher receivables balances due to the mix shift toward distributed products during the quarter.

COVID-19 Update & Full Year Guidance

The Company previously provided its full year 2020 guidance on March 10, 2020, which did not include the impact of COVID-19. Despite first quarter results that exceeded Company expectations, the Company is suspending its 2020 annual guidance due to the rapidly, evolving situation and the high degree of uncertainty caused by the COVID-19 pandemic. The Company’s Products segment continues to be fully operational and is generating a further acceleration in sales to start the second quarter from the end of the first quarter of 2020, however, the Company does not believe that it can estimate the full financial impacts of the pandemic with reasonable accuracy on its Services Segment. The Company believes it has sufficient liquidity to satisfy its cash needs, as supported by cash on hand, cash flow from operations and access to its revolving credit facility. Long-term, the Company remains confident in achieving its strategic and financial objectives.

Capstar® Acquisition

As previously announced, on January 13, 2020 PetIQ entered into a definitive agreement under which PetIQ will acquire Capstar, the #1 oral over-the-counter ("OTC") flea treatment product in the United States, from Elanco Animal Health, Inc. ("Elanco"). The Company continues to expect the closing of the transaction to occur upon approval of the acquisition under a consent order issued by the U.S. Federal Trade Commission.  The Company currently anticipates this approval to be received by the end of second quarter 2020, with closing anticipated early in the third quarter of 2020.  .

Conference Call and Webcast

The Company will host a conference call with members of the executive management team to discuss these results with additional comments and details. The conference call is scheduled to begin at 4:30 p.m. ET on Thursday, May 7, 2020. To participate on the live call listeners in North America may dial 877-300-8521 and international listeners may dial 412-317-6026

In addition, the call will be broadcast live over the Internet hosted at the “Investors” section of the Company's website at www.PetIQ.com. A telephonic playback will be available through May 28, 2020. North American listeners may dial 844-512-2921 and international listeners may dial 412-317-6671 the passcode is 10142817.

About PetIQ

PetIQ is a leading pet medication and wellness company delivering a smarter way for pet parents to help their pets live their best lives through convenient access to affordable veterinary products and services.  The company engages with customers through more than 60,000 points of distribution across retail and e-commerce channels with its branded distributed medications, which is further supported by its own world-class medications manufacturing facility in Omaha, Nebraska.  The company’s national service platform, VIP Petcare, operates in over 3,400 retail partner locations in 41 states providing cost effective and convenient veterinary wellness services.  PetIQ believes that pets are an important part of the family and deserve the best products and care we can give them.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "believe," "intend," "may," "will," "should," "could" and similar expressions.  Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, the impact of COVID-19 on our business and the global economy; our ability to successfully grow our business through acquisitions; our dependency on a limited number of customers; our ability to implement our growth strategy effectively; disruptions in our manufacturing and distribution chains; competition from veterinarians and others in our industry; reputational damage to our brands; economic trends and spending on pets; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to manage our manufacturing and supply chain effectively; disruptions in our manufacturing and distribution chains; our ability to introduce new products and improve existing products; our failure to protect our intellectual property; costs associated with governmental regulation; our ability to keep and retain key employees; our ability to sustain profitability; and the risks set forth under the “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2019 and other reports filed time to time with the Securities and Exchange Commission.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results.  The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. GAAP, PetIQ uses the following non-GAAP financial measures: Adjusted net income, Adjusted gross profit, Adjusted EBITDA, and Adjusted EBITDA Margin.

Adjusted net income consists of net income adjusted for tax expense, acquisition expenses, purchase accounting adjustments, integration costs and costs of discontinued clinics, new clinic launch expense, and stock based compensation expense.  Adjusted net Income is utilized by management: (i) to compare operations of the Company prior to our initial public offering and (ii) to evaluate the effectiveness of our business strategies.

Adjusted gross profit consists of gross profit adjusted for purchase accounting adjustments, gross profit (loss) on veterinarian clinics and wellness centers that are not part of same store sales, and new clinic launch expense.  Adjusted gross profit is utilized by management to evaluate the effectiveness of our business strategies.

EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA represents net income before interest, income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA plus adjustments for transactions that management does not believe are representative of our core ongoing business. Adjusted EBITDA margin is adjusted EBITDA stated as a percentage of net sales.  Adjusted EBITDA is utilized by management: (i) as a factor in evaluating management's performance when determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) allow for improved comparability over prior periods due to significant growth in the Company’s new wellness centers.  The Company presents EBITDA because it is a necessary component for computing adjusted EBITDA.

We believe that the use of adjusted net income, adjusted gross profit, adjusted EBITDA, and adjusted EBITDA margin provide additional tools for investors to use in evaluating ongoing operating results and trends. In addition, you should be aware when evaluating adjusted net income, adjusted gross profit, adjusted EBITDA and adjusted EBITDA margin, that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by these or other unusual or non-recurring items. Our computation of adjusted net income, adjusted gross profit, adjusted EBITDA and adjusted EBITDA margin may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate adjusted net income, adjusted gross profit, adjusted EBITDA and adjusted EBITDA margin in the same manner.  Our management does not, and you should not, consider adjusted net income, adjusted gross profit, adjusted EBITDA margin, or adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of adjusted net income, adjusted gross profit, adjusted EBITDA margin, and adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements.  See a reconciliation of Non-GAAP measures to the most comparable GAAP measure, in the financial tables that accompany this release.

Definitions

•

Mobile community clinic – A mobile community clinic is defined as an event, or a visit to a retail host partner location, by the Company’s veterinary staff utilizing the Company’s mobile service vehicles.  Clinic locations and schedules vary by location and seasonally. Due to the non-standardization of the Company’s mobile community clinics, these clinics are grouped as part of geographic regions.  New regions and host partners are excluded from the same store sale calculation until they have six full consecutive quarters of operations.

•

Veterinarian Wellness center – A veterinarian wellness center is a physical fixed service location within the existing footprint of one of our retail partners.  These veterinarian wellness centers operate under a variety of brands based on the needs of our partner locations.

•

Regional offices – Regional offices support the operations of the Company’s services segment which include its mobile veterinarian community clinics and wellness centers.  These offices are staffed with field management and other operational staff.

CONTACT:

Investor Relations Contact:	Media Relations Contact:
ICR Jeff Sonnek 646-277-1263 jeff.sonnek@icrinc.com	ICR Cory Ziskind 646-277-1232 cory.ziskind@icrinc.com

PetIQ,  Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in 000’s except for per share amounts)

	March 31, 2020	December 31, 2019
Current assets
Cash and cash equivalents	$28,108	$27,272
Accounts receivable, net	131,541	71,377
Inventories	118,738	79,703
Other current assets	8,043	7,071
Total current assets	286,430	185,423
Property, plant and equipment, net	54,240	52,525
Operating lease right of use assets	20,582	20,785
Deferred tax assets	64,149	59,780
Other non-current assets	3,268	3,214
Intangible assets, net	117,621	119,956
Goodwill	230,702	231,045
Total assets	$776,992	$672,728
Liabilities and equity
Current liabilities
Accounts payable	$78,733	$51,538
Accrued wages payable	6,536	9,082
Accrued interest payable	643	83
Other accrued expenses	5,968	3,871
Current portion of operating leases	4,770	4,619
Current portion of long-term debt and finance leases	3,841	3,821
Total current liabilities	100,491	73,014
Operating leases, less current installments	16,283	16,580
Long-term debt, less current installments	325,432	251,376
Finance leases, less current installments	3,225	3,331
Other non-current liabilities	58	117
Total non-current liabilities	344,998	271,404
Commitments and contingencies
Equity
Additional paid-in capital	312,874	300,120
Class A common stock, par value $0.001 per share, 125,000 shares authorized; 24,318 and 23,554 shares issued and outstanding, respectively	24	23
Class B common stock, par value $0.001 per share, 100,000 shares authorized; 4,049 and 4,752 shares issued and outstanding, respectively	4	5
Accumulated deficit	(18,006)	(15,903)
Accumulated other comprehensive loss	(1,655)	(1,131)
Total stockholders' equity	293,241	283,114
Non-controlling interest	38,262	45,196
Total equity	331,503	328,310
Total liabilities and equity	$776,992	$672,728

PetIQ, Inc.

Condensed Consolidated Statements of (Loss) Income

(Unaudited, in 000’s, except for per share amounts)

	For the Three Months Ended
	March 31, 2020	March 31, 2019

Product sales	$166,280	$126,084
Services revenue	20,498	22,352
Total net sales	186,778	148,436
Cost of products sold	134,779	108,064
Cost of services	19,845	15,642
Total cost of sales	154,624	123,706
Gross profit	32,154	24,730
Operating expenses
General and administrative expenses	31,690	20,538
Contingent note revaluations gain	—	(680)
Operating income	464	4,872
Interest expense, net	(4,704)	(1,937)
Foreign currency gain (loss), net	73	(122)
Other income, net	365	13
Total other expense, net	(4,266)	(2,046)
Pretax net (loss) income	(3,802)	2,826
Income tax benefit (expense)	1,169	(500)
Net (loss) income	(2,633)	2,326
Net (loss) income attributable to non-controlling interest	(530)	715
Net (loss) income attributable to PetIQ, Inc.	$(2,103)	$1,611
Net (loss) income per share attributable to PetIQ, Inc. Class A common stock
Basic	$(0.09)	$0.07
Diluted	$(0.09)	$0.07
Weighted Average shares of Class A common stock outstanding
Basic	23,728	21,800
Diluted	23,728	21,978

PetIQ, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in 000’s)

	For the Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net (loss) income	$(2,633)	$2,326
Adjustments to reconcile net (loss) income to net cash used in operating activities
Depreciation and amortization of intangible assets and loan fees	5,470	3,091
Gain on disposition of property, plant, and equipment	(375)	(34)
Stock based compensation expense	2,558	1,544
Deferred tax adjustment	(1,169)	500
Contingent note revaluation	—	(680)
Other non-cash activity	33	17
Changes in assets and liabilities
Accounts receivable	(60,217)	(20,444)
Inventories	(39,069)	(20,366)
Other assets	(1,090)	21
Accounts payable	27,827	17,335
Accrued wages payable	(2,561)	(1,150)
Other accrued expenses	2,620	(359)
Net cash used in operating activities	(68,606)	(18,199)
Cash flows from investing activities
Proceeds from disposition of property, plant, and equipment	429	47
Purchase of property, plant, and equipment	(5,075)	(897)
Net cash used in investing activities	(4,646)	(850)
Cash flows from financing activities
Proceeds from issuance of long-term debt	239,600	134,134
Principal payments on long-term debt	(165,816)	(125,717)
Tax distributions to LLC Owners	(20)	(1,378)
Principal payments on finance lease obligations	(394)	(371)
Payment of deferred financing fees and debt discount	—	(50)
Tax withholding payments on Restricted Stock Units	(149)	—
Exercise of options to purchase class A common stock	1,002	315
Net cash provided by financing activities	74,223	6,933
Net change in cash and cash equivalents	971	(12,116)
Effect of exchange rate changes on cash and cash equivalents	(135)	123
Cash and cash equivalents, beginning of period	27,272	66,360
Cash and cash equivalents, end of period	$28,108	$54,367

PetIQ, Inc.

Summary Segment Results

(Unaudited, in 000’s)

	For the three months ended
$'s in 000's	March 31, 2020	March 31, 2019
Services segment sales:
Same-store sales	$18,216	$20,836
Non same-store sales	2,282	1,516
Net services segment sales	20,498	22,352
Products segment sales	166,280	126,084
Total net sales	186,778	148,436

Adjusted EBITDA
Products	24,279	13,556
Services	1,989	5,277
Unallocated Corporate	(11,810)	(7,961)
Total Adjusted EBITDA	$14,458	$10,872

PetIQ, Inc.

Reconciliation between gross profit and adjusted gross profit

(Unaudited, in 000’s)

	For the three months ended
	March 31, 2020	March 31, 2019
Gross profit	$32,154	$24,730
Plus:
Non same-store gross loss(5)	3,441	1,434
Adjusted gross profit	$35,595	$26,164

PetIQ, Inc.

Reconciliation between Net (Loss) Income and Adjusted EBITDA

(Unaudited, in 000’s)

	For the three months ended
	March 31, 2020	March 31, 2019
Net (loss) income	$(2,633)	$2,326
Plus:
Tax (benefit) expense	(1,169)	500
Depreciation	2,873	1,654
Amortization	2,242	1,279
Interest	4,704	1,937
EBITDA	$6,017	$7,696
Acquisition costs(1)	586	576
Integration costs and costs of discontinued clinics(2)	454	—
Stock based compensation expense	2,558	1,544
Fair value adjustment of contingent note(3)	—	(680)
Non same-store revenue(4)	(2,282)	(1,516)
Non same-store costs(4)	6,400	3,252
Clinic launch expenses(5)	676	—
Litigation expenses	49	—
Adjusted EBITDA	$14,458	$10,872
Adjusted EBITDA Margin	7.7%	7.3%

(1)	Acquisition costs include legal, accounting, banking, consulting, diligence, and other out-of-pocket costs related to completed and contemplated acquisitions.
(2)

Integration costs and costs of discontinued clinics represent costs related to integrating the acquired businesses, such as personnel costs like severance and signing bonuses, consulting work, contract termination, and IT conversion costs. These costs are primarily in the Products segment and the corporate segment for personnel costs, legal and consulting expenses, and IT costs.

(3)	Fair value adjustment on the contingent note represents the non cash adjustment to mark the 2019 Contingent Note to fair value.
(4)	Non same-store revenue and costs relate to our Services segment and are from wellness centers, host partners, and regions with less than six full trailing quarters of operating results.
(5)

Clinic launch expenses relate to our Services segment and represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business.

PetIQ, Inc.

Reconciliation between net (loss) income and adjusted net income

(Unaudited, in 000’s)

	Three Months Ended
	March 31, 2020	March 31, 2019
Net (loss) income	$(2,633)	$2,326
Plus:
Tax expense (benefit)	(1,169)	500
Acquisition costs(1)	586	576
Integration costs and costs of discontinued clinics(2)	454	—
Stock based compensation expense	2,558	1,544
Fair value adjustment of contingent note(3)	—	(680)
Non same-store revenue(4)	(2,282)	(1,516)
Non same-store costs(4)	6,400	3,252
Clinic launch expenses(5)	676	—
Litigation expenses	49	—
Adjusted Net income	$4,639	$6,002

(1)	Acquisition costs include legal, accounting, banking, consulting, diligence, and other out-of-pocket costs related to completed and contemplated acquisitions.
(2)

Integration costs and costs of discontinued clinics represent costs related to integrating the acquired businesses, such as personnel costs like severance and signing bonuses, consulting work, contract termination, and IT conversion costs. These costs are primarily in the Products segment and the corporate segment for personnel costs, legal and consulting expenses, and IT costs.

(3)	Fair value adjustment on the contingent note represents the non cash adjustment to mark the 2019 Contingent Note to fair value.
(4)	Non same-store revenue and costs relate to our Services segment and are from wellness centers, host partners, and regions with less than six full trailing quarters of operating results.
(5)

Clinic launch expenses relate to our Services segment and represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business.